Exhibit 10.2

Joint Venture Agreement

This Joint Venture Agreement (“Agreement”), made on September 2nd, 2024, by and between Safe and Green Development Corporation, a publicly traded Delaware corporation (“SGD”), of 100 Biscayne Boulevard, Suite 1201, Miami, Florida 33132, and Properties by Milk & Honey LLC, a Texas limited liability company (“Milk & Honey”), of 1716 W Loop P, Palmview, Texas 78572. The parties are hereinafter sometimes referred to together as the “Joint Venturers” or the “Parties” and individually as a “Joint Venturer” or “Party.” The Parties wish to establish a joint venture for the purposes set forth below.

RECITALS

WHEREAS, the Parties wish to establish a Joint Venture for the purpose set forth below and

WHEREAS, the Parties wish to enter into an agreement to carry out the purpose of the Joint Venture and to define the respective rights and obligations of the Parties with respect to the Joint Venture;

WHEREAS, the Parties desire to enter into a joint venture for the purpose of developing and constructing storage units on the conveyed seventeen and ninety-five hundredths 17.95 acres of land (the “Project” or the “Land”);

NOW, THEREFORE, in consideration of the mutual promises, covenants, warranties, and conditions herein, the Parties hereby agree as follows:

ARTICLES

1.	Name.

1.1.1	The parties hereby form and establish a Joint Venture to be conducted under the name of Pulga Internacional LLC, (hereinafter referred to as the “Joint Venture”). The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

2.	Place of Business & Term.

2.1.1	The principal place of business of the Joint Venture shall be located 1716 W Loop P, Palmview, Texas, 78572. The term of the Joint Venture shall commence on the execution date hereof and shall continue until the completion of the Purpose as outlined in Article 3 of this agreement or provided, however, an event that the Joint Venture shall be dissolved prior to such date upon the sale or disposal of the Joint Venture and the payment or satisfaction of all debts of the Joint Venture.

3.	Purpose.

3.1.1	The Joint Venturers form this Joint Venture to: The purpose of this Joint Venture is to develop the Project, which will be conveyed by Milk & Honey to the Joint Venture. The Project’s property description is attached to the agreement as Exhibit A. SGD will undertake the financial responsibility for making improvements to the land and for converting shipping containers into storage units on the conveyed property.

3.1.2	The joint venture aims to utilize the land effectively by turning it into a storage unit facility, leveraging the combined resources and expertise of both parties. To the extent set forth in this Agreement, each of the Joint Venturers shall own an undivided fractional part in the business.

3.1.3	The execution and continuation of this Project are contingent upon obtaining all necessary approvals from Hidalgo County. The Joint Venturers shall collaborate to ensure that all required permits, zoning approvals, and any other relevant authorizations are secured. In the event that such approvals are not obtained, the Joint Venturers shall reassess the viability of the Project and may, by mutual written consent, decide to terminate or amend this Agreement accordingly.

3.1.4	The Joint Venture shall not engage in any other business or activity without the mutual written consent of the Joint Venturers.

4.	Capital.

4.1.1	A single capital account shall be maintained for the Joint Venture, which shall consist of the sum of all contributions to the capital of the Joint Venture, plus the Joint Venture’s share of profits, less the Joint Venture’s share of any losses, and less any distributions or withdrawals. SGD shall be responsible for managing this capital account.

4.2	Capital Contributions.

4.2.1	SGD shall contribute $100,000 in the form of cash (the “Cash Contribution”) as an initial capital contribution. The Cash contribution provided by SGD shall be utilized for the development and general operations of the Project, including but not limited to construction, project management, and any other necessary expenditures to achieve the successful completion of the Project. Milk & Honey shall contribute capital in the form of a land conveyance, or other assets as detailed in Exhibit A.

4.2.2	All initial capital contributions shall be credited to the single capital account managed exclusively by SGD with access provided to Milk & Honey.

4.3	Additional Capital Contributions.

4.3.1	SGD shall be responsible for making any additional capital contributions required to enable the Joint Venture to carry out its purposes as set forth herein. SGD shall also arrange for or provide any financing necessary for the Joint Venture to achieve its objectives. The terms and conditions of all such loans shall be subject to prior mutual approval of the Joint Venturers. The Joint Venturers shall endorse, assume, or guarantee any obligations of the Joint Venture as mutually agreed upon by the Joint Venturers.

4.3.2	Additional capital contributions may be required from time to time as determined by the Joint Venture’s operating requirements. Any such additional contributions shall be made in the amounts and on the terms mutually agreed upon by the Joint Venturers in writing.

4.3.3	If a Joint Venturer fails to make a required additional capital contribution, the other Joint Venturer(s) may elect to contribute the shortfall or take other actions as mutually agreed upon by the Joint Venturers.

4.4	Return of Capital Contributions.

4.4.1	Except as otherwise provided in this Agreement, no Joint Venturer shall have the right to withdraw or demand the return of their capital contributions prior to the dissolution of the Joint Venture.

4.4.2	Upon the dissolution and winding up of the Joint Venture, the capital account shall be distributed to the Joint Venturers in proportion to their respective shares, after the payment of all liabilities and obligations of the Joint Venture.

5.	Percentage Interest In The Joint Venture.

5.1.1	The respective percentage interest in the Joint Venture owned by each Joint Venturer, respectively, is as follows:

Safe and Green Development Corporation	60%

Properties by Milk & Honey LLC	40%

6.	Profits.

6.1.1	The net profits as they accrue for the term of this Agreement, or so long as the Joint Venturers are the owners in common of the business interest, shall be distributed between the Joint Venturers, based on the respective percentage interest in the Joint Venture owned by each Joint Venturer as follows:

Safe and Green Development Corporation	50%

Properties by Milk & Honey LLC	50%

7.	Phased Development of the Project

7.1.1	The development of the Project shall be executed in multiple phases (the (“Development Phases”) as described below. Each phase is contingent upon the successful completion of the preceding phase, the Joint Venturer’s ability to secure capital financing, and the receipt of all necessary approvals, including those from Hidalgo County.

7.1.2	Phase 1: The initial phase of the Project shall consist of developing one hundred to two hundred (100-200) container spaces on approximately three to four (3-4) acres of the Land. This phase of the Project will include the necessary infrastructure for parking and the placement of container spaces.

7.1.3	Phase 2: Upon the successful completion of Phase 1, Phase 2 shall involve the development of an additional two hundred (200) container spaces and the preparation of approximately two (2) acres of the Land to support these spaces.

7.1.4	Phase 3: The scope and specific details of Phase 3 shall be determined by the Joint Venturers at a later stage, based on the success of Phases 1 and 2, market conditions, and other relevant factors.

7.1.5	The Joint Venturers shall collaborate on the planning and execution of each phase, ensuring that the Project progresses efficiently and in accordance with the agreed-upon objectives.

8.	Expenses of Venture.

8.1.1	All losses and disbursements in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, in the ratio which the contribution of each Joint Venturer bears to the ownership interest in the Joint Venture.

9.	Duties and Responsibilities of Joint Venturer: SGD

9.1	Financial Responsibility.

9.1.1	SGD will be responsible for all costs associated with improving the land, including site preparation, construction, and any other necessary enhancements to make the land suitable for its intended use.

9.1.2	SGD will cover the costs related to purchasing, delivering, and converting the shipping containers into storage units.

9.2	Project Management.

9.2.1	M&H will oversee the planning, design, and execution of all improvements and developments on the land.

9.2.2	M&H will manage contractors, suppliers, and other third parties involved in the construction and conversion process.

9.3	Manager of Joint Venture.

9.3.1	SGD shall act as the Manager of the Joint Venture and shall be responsible for overseeing and dictating all responsibilities associated with managing a real estate development project. This includes, but is not limited to, the following duties:

9.3.2	Overseeing the planning, development, and construction phases of the Joint Venture to ensure that it is completed on time and within budget.

9.3.3	Coordinating with architects, contractors, suppliers, and other relevant parties to facilitate smooth project execution.

9.3.4	Ensuring compliance with all applicable laws, regulations, and industry standards throughout the duration of the Joint Venture.

9.3.5	Managing all real estate transactions, including sales, mortgages, titles, escrow services, and other related activities.

9.3.6	Conducting regular progress reviews and updates to ensure that the Joint Venture aligns with the objectives and expectations of the Joint Venturers.

9.3.7	Addressing and resolving any issues or challenges that may arise during the course of the Joint Venture, promptly and effectively.

9.3.8	Implementing and maintaining effective communication channels between all stakeholders, including Joint Venturers, contractors, financiers, and other involved parties.

9.3.9	Ensuring that all aspects of the Joint Venture are carried out with the highest standards of quality and professionalism.

9.3.10	As a Manager, SGD shall have the authority to make decisions and take actions necessary to fulfill these responsibilities, subject to the oversight and approval of the Joint Venturers where required by this Agreement.

9.4	Compliance.

9.4.1	Milk & Honey will ensure that all developments and improvements during the Development Phases comply with local, state, and federal regulations, including zoning laws, building codes, and environmental regulations.

9.5	Reporting and Communication.

9.5.1	Milk & Honey will provide regular updates to SGD on the progress of the improvements and any issues or changes in the Joint Venture scope or timeline.

10.	Duties and Responsibilities of Joint Venturer: Milk & Honey

10.1	Land Conveyance.

10.1.1	Milk & Honey will convey seventeen and ninety-five hundredths (17.95) acres of land to the Joint Venture, with the property description attached to the agreement as Exhibit A. This conveyance will be free of any encumbrances or claims that could hinder the development.

10.2	Support in Regulatory Approvals.

10.2.1	SGD will assist Milk & Honey in obtaining any necessary permits, licenses, or approvals required for the development and use of the land as a storage unit facility.

10.2.2	Milk & Honey will provide relevant documents or facilitate interactions with local authorities to support the regulatory approval process.

10.3	Property Maintenance (Pre-Development).

10.3.1	Until the Land is officially conveyed and the Development Phases begins, Milk & Honey will maintain the property and ensure it is in a suitable condition for the planned improvements.

10.4	Collaboration and Coordination.

10.4.1	Milk & Honey will collaborate with SGD on any issues related to the land, including resolving any disputes or challenges that arise during the Development Phases.

10.4.2	Milk & Honey may also be involved in the decision-making process for the overall direction and management of the joint venture, depending on the terms outlined in the operating agreement.

11.	Powers of Joint Venturers. The following powers may be exercised only upon the mutual consent of the Joint Venturers:

11.1.1	The power to borrow money on the general credit of the Joint Venture in any amount, or to create, assume, or incur any indebtedness to any person or entity;

11.1.2	The power to make loans in any amount, to guarantee obligations of any person or entity, or to make any other pledge or extension of credit;

11.1.3	The power to purchase or otherwise acquire any other property except in the ordinary course of business of the Joint Venture;

11.1.4	The power to sell, encumber, mortgage or refinance any loan or mortgage on any of the Joint Venture property;

11.1.5	The power to confess any judgment against the Joint Venture, or to create, assume, incur or consent to any charge (including any deed of trust, pledge, encumbrance or security interest of any kind) upon any property or assets of the Joint Venture;

11.1.6	The power to spend any renovation or remodeling funds or to make any other expenditures except for routine day-to-day maintenance and operation of the Joint Venture.

12.	Confidential Information.

12.1.1	“Confidential Information” means nonpublic information that (a) the disclosing Party designates as confidential, or (b) information which, under the circumstances surrounding disclosure, ought to be treated as confidential. Confidential Information may include, without limitation, Technology, Technology Improvements, Derivative Works, Intellectual Property Rights, Marketing Materials, ideas, know-how, methods, formulae, processes, designs, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, computer programs or software, samples, studies, findings, data, reports, projections, plant and equipment expansion plans, lists or identities of employees or customers, financial statements or other financial information, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions, results and the like.

13.	Derivative Works.

13.1.1	“Derivative Works” means works that are based upon one or more pre-existing works, such as: (a) for copyrightable or copyrighted material, any translation, portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, revision or other form in which such material may be recast, transformed, or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by any of copyright, patent, and trade secret.

14.	Intellectual Property Rights.

14.1.1	“Intellectual Property Rights” means any and all patent, copyright, trademark, trade secret, know-how, trade dress or other intellectual or industrial property rights or proprietary rights (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations, applications and renewals thereof), whether existing now or in the future, whether worldwide or in individual countries or political subdivisions thereof, or regions, including, without limitation, the United States.

15.	Technology.

15.1.1	“Technology” means materials, packaging, products, know-how and methods of manufacturing thereof as provided by a Party herein, and including all Intellectual Property Rights embodied therein and any Derivative Works thereof. Technology further means, without limitation, any designs, materials, methods, formulae, processes, technology, apparatus, devices, techniques, systems, flow charts, sketches, photographs, plans, drawings, specifications, proprietary information, know-how, trade secrets, computer programs or software, samples, studies, findings, data, reports, projections, manufacturing specifications and methods, testing specifications and methods, pricing information, cost and expense information, product development and marketing plans, compositions of matter, discoveries and inventions (whether or not patentable), works of authorship (whether or not protected under copyright laws), information, algorithms, procedures, notes, summaries, descriptions and development results related to any materials, packaging, products, know-how and methods of manufacturing thereof.

16.	Technology Improvements.

16.1.1	“Technology Improvements” means any proprietary information, know-how, trade secrets, programs, designs, processes, methods, formulae, compositions of matter, documents, materials, technology, data, Intellectual Property Rights, or Derivative Works in developments and/or conceptions created, obtained or developed by either Party alone (including through the efforts of any independent contractor or affiliate of that Party) or together with the other Party that: (a) are based on, derived from or are direct improvements to Technology, (b) can be used in or in the production of Technology, or (c) provide alternatives for use in the production of Technology that, if so used, reasonably would: (i) add Technology capability or increase Technology efficiency or quality, (ii) reduce Technology manufacturing or Technology costs, and/or (iii) facilitate the manufacturing of Technology.

17.	Treatment of Proprietary and Confidential Information.

17.1.1	In connection with the performance of this Agreement, each Party contemplates the disclosure by it of certain Confidential Information to the other Party. Each Party considers its Confidential Information to be an asset of substantial commercial value, having been developed at considerable expense, but will disclose such information to the other Party under the terms and conditions of this Agreement.

17.1.1.1	During the Term and continuing thereafter for 5 year(s) from the termination or expiration of the Agreement, the Party receiving Confidential Information (“Receiving Party”) from the disclosing Party (“Disclosing Party”) shall (i) treat all Confidential Information disclosed by the Disclosing Party as secret and confidential and shall not disclose all or any portion of the Confidential Information to any other Person, except as provided in section 1.1(b), (ii) not use any of such Confidential Information except in the performance of the Receiving Party’s covenants and obligations or otherwise as contemplated under this Agreement, and (iii) restrict access to Confidential Information to the Receiving Party’s employees (including contractors, accountants and counsel and similar representatives) who have a need to know such information in connection with the performance of the Receiving Party’s obligations and covenants under this Agreement and shall be responsible to ensure that such employees maintain the terms of confidentiality and nonuse as required in this Agreement.

17.1.1.2	In the event that either Party desires to use a third party service provider (“Service Provider”), including, for example, an engineering design firm or a contract manufacturer, to develop or produce the Product using Technology or Technology Improvements, all Parties to this Agreement must first enter into at least an acceptable non-disclosure and technology ownership agreement with the Service Provider. Neither Party to this Agreement may disclose any Confidential Information to a Service Provider unless (i) both Parties to this Agreement have individually entered into a non-disclosure agreement with the Service Provider and (ii) the Service Provider has a presence in the United States and is able to be served legal documents in the United States or agrees, in writing, that it can be served and that United States Courts have personal jurisdiction over the Service Provider.

17.1.2	Notwithstanding anything to the contrary herein, Confidential Information shall not include any information that: (a) is presently in the Receiving Party’s possession, provided that such information has not been obtained from the Disclosing Party and that such possession can be demonstrated by the Receiving Party’s written records; (b) is, or becomes, generally available to the public through no act or omission of the Receiving Party; (c) is received by the Receiving Party in written form from a third party having no binding obligation to keep such information confidential; or (d) is required to be disclosed by law, upon the advice of legal counsel.

17.1.3	Specific Confidential Information shall not be deemed to be available to the public or in the possession of the Receiving Party merely because it is embraced by more general information so available or in said Receiving Party’s possession, nor shall a combination or aggregation of features which form confidential information be deemed to be non-confidential merely because the individual features, without being combined or aggregated, are non-confidential.

17.1.4	Each of the Parties hereby agrees that all written or other tangible forms of Confidential Information (including any materials generated by the Receiving Party related to any Confidential Information) shall be and remain the property of its owner and shall be promptly returned to the owner upon the written request of the owner.

17.1.5	Each Party warrants that it is the rightful owner of the Confidential Information to be disclosed under this Agreement and that it has the lawful right to make such disclosure

17.1.6	In the event that the Receiving Party or any of its representatives are requested or required to disclose Confidential Information pursuant to a subpoena or an order of a court or government agency, the Receiving Party shall (a) promptly notify the Disclosing Party of the existence, terms and circumstances surrounding the governmental request or requirements; (b) consult with the Disclosing Party on the advisability of taking steps to resist or narrow the request; (c) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as the Receiving Party is advised by counsel is legally required to be disclosed; and (d) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment be accorded to that portion of the Confidential Information that is required to be disclosed.

17.1.7	Neither the Agreement nor the disclosure of any information by the Disclosing Party shall be deemed to constitute by implication or otherwise, a vesting of any title or interest or a grant of any license, immunity or other right to the Receiving Party with regard to the Confidential Information. Additionally, except as expressly provided in this Agreement, the execution of the Agreement shall not operate, directly or indirectly, to grant to either Party any rights under any patent, trade secret or know-how now or hereafter owned by or licensed to the other Party

17.1.8	Because money damages may not be a sufficient remedy for any breach of this Section of the Agreement by the Receiving Party, the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach of this Section. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Section of the Agreement by the Receiving Party, but shall be in addition to all other remedies available at law or equity to the Disclosing Party. In the event of litigation relating to the Agreement, if a court of competent jurisdiction determines that the Receiving Party has breached this Section of the Agreement, then the Receiving Party shall be liable and pay to the Disclosing Party the reasonable attorneys’ fees, court costs and other reasonable expenses of litigation, including any appeal therefrom. The Receiving Party further agrees to waive any requirement for the posting of a bond in connection with any such equitable relief.

18.	No Liability to Third Parties.

18.1.1	The debts, obligations and liabilities of either Joint Venturer, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such Joint Venturer, and no other Party shall be obligated for any such debt, obligation or liability of such Joint Venturer solely by reason of being a party to this Agreement or an equity holder of a JV Company.

19.	Indemnification

19.1.1	Indemnification by Milk & Honey: Milk & Honey shall indemnify, defend, and hold harmless SGD, its affiliates, officers, directors, employees, agents, and representatives (collectively, the “SGD Indemnified Parties”) from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to (a) any breach or default by Milk & Honey of any provision of this Agreement; (b) any act or omission by Milk & Honey, its agents, contractors, or employees in connection with the Joint Venture; (c) any violation of applicable law by Milk & Honey or its representatives in connection with the Joint Venture; or (d) any claims by third parties arising from the ownership, management, or development of the Land prior to the formation of the Joint Venture.

19.1.2	Indemnification by SGD: SGD shall indemnify, defend, and hold harmless Milk & Honey, its affiliates, members, managers, employees, agents, and representatives (collectively, the “Milk & Honey Indemnified Parties”) from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to (a) any breach or default by SGD of any provision of this Agreement; (b) any act or omission by SGD, its agents, contractors, or employees in connection with the Joint Venture; or (c) any violation of applicable law by SGD or its representatives in connection with the Joint Venture.

19.1.3	Joint Indemnification: The Joint Venturers shall jointly indemnify, defend, and hold harmless each other and their respective Indemnified Parties from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or related to any claims or actions brought against the Joint Venture by third parties resulting from (a) the acts or omissions of either Party or their respective agents, contractors, or employees in connection with the Joint Venture; or (b) any violation of applicable law by the Joint Venture.

19.1.4	Notice of Claim: If any claim or demand is asserted against any Party that could give rise to a right of indemnification under this Section, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of such claim or demand. The Indemnifying Party shall assume the defense of such claim or demand, including the employment of counsel and the payment of all expenses. The Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim or demand, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense of such claim or demand.

19.1.5	Survival of Indemnification: The provisions of this Section shall survive the termination of this Agreement and the dissolution of the Joint Venture.

20.	Deadlock.

20.1.1	In the event the Joint Venturers are divided on a material issue and cannot agree on the conduct of the business and affairs of the Joint Venture, then a deadlock between the Joint Venturers shall be deemed to have occurred. Upon the occurrence of a deadlock, one Joint Venturer (hereinafter referred to as the “Offeror”) may elect to purchase the Joint Venture interest of the other Joint Venturer (hereinafter referred to as the “Offeree”) at a price calculated as the Offeree’s percentage interest in a total purchase price for all of the assets of the Joint Venture.

20.1.2	The Offeror shall notify the Offeree in writing of the offer to purchase, stating the total purchase price for all of the assets of the Joint Venture, and the price offered for the Offeree’s Joint Venture interest expressed as the Offeree’s percentage interest in the Joint Venture assets multiplied by the total purchase price for all of the assets of the Joint Venture. The Offeree shall have the right to buy the interest of the Offeror at the designated price and terms, or to sell the Offeree’s interest to the Offeror at the designated price and terms, whichever the Offeree may elect. The offer, when made by the Offeror, is irrevocable for thirty (30) days.

20.1.3	The Offeree shall have ten (10) days from the receipt of such offer to make its election, that is, either to buy such interest of the Offeror or to sell its own interest, which shall be made in writing executed by the Offeree and stating the nature of the election. A Joint Venturer which is obligated to purchase the interest of another Joint Venturer pursuant to the provisions hereof shall have twenty (20) days from the date of receipt of the written election from such other Joint Venturer to pay the designated price and satisfy the terms of such purchase. Should the Joint Venturer who has received an offer to sell or buy fail to make the election required herein in a timely fashion, then such non- responding party shall be deemed to have elected and agreed to sell or buy, as the case may be, according to the terms of the offer.

21.	Legal Title to the Joint Venture.

21.1.1	The Joint Venturers agree that the legal title to the Joint Venture property and assets, including the Joint Venture itself, shall remain in the name of the Joint Venture.

22.	Transfers Of Joint Venturers’ Interests.

22.1.1	Except as otherwise expressly permitted herein, no Joint Venturer may sell, transfer, assign or encumber its interest in the Joint Venture, or admit additional Joint Venturers, without the prior written consent of the other Joint Venturer. Any attempt to transfer or encumber any interest in the Joint Venture in violation of this Section shall be null and void.

The obligations and Rights of Transferees are as follows:

22.1.2	Any person who acquires in any manner whatsoever any interest in the Joint Venture, irrespective of whether such person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such a person was subject to or bound by;

22.1.3	The person acquiring an interest in the Joint Venture shall have only such rights, and shall be subject to all of the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such a person shall not have any right to have the value of its interest ascertained or receive the value of such interest or, in lieu thereof, profits attributable to any right in the Joint Venture, except as herein set forth.

23.	Termination.

23.1.1	Upon the termination or dissolution of the Joint Venture, the Joint Venturers shall proceed to liquidate the Joint Venture, and all proceeds of such liquidation shall be applied and distributed in the manner set above according to the interests held by each party in the Joint Venture. A reasonable time shall be allowed for the orderly liquidation of the Joint Venture’s assets in order to minimize losses normally attendant upon such liquidation.

24.	Notice.

24.1.1	Any notices to be given under this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the addresses of the parties as they appear in the introductory paragraph of this Agreement. Each party may change its address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of 30 calendar days after mailing.

If to SGD:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: David Villarreal

Email:

with a copy (which copy shall not constitute notice) to:

100 Biscayne Boulevard, Suite 1201

Miami, Florida, 33132

Attention: Alexander Castellanos and Nicolai Brune

Email:

If to Properties by Milk & Honey:

Address: 1716 W Loop P, Palmview, Texas 7857

Attention: Matthew Pierson

Email:

with a copy (which copy shall not constitute notice) to:

Address: 1716 W Loop P, Palmview,

Texas 7857

Attention: Ricardo Valdez

Email:

25.	Dispute Resolution.

25.1.1	Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration submitted to and finally determined by arbitration with the American Arbitration Association (“AAA”) in accordance with the then-current AAA Final Offer Supplementary Rules and Expedited Procedures. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the Parties are unable to agree to such a selection within 20 days from initial notice of arbitration, the notifying Party shall then request an arbitrator be selected by AAA. The arbitrator shall award to the prevailing Party from the opposing Party the prevailing Party’s reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to litigation). The arbitration shall be conducted virtually or in Miami-Dade County and Delaware law and the Federal Arbitration Act shall apply. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration, or to enforce an award of an arbitration, from a court of appropriate jurisdiction. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement, unless this Agreement has been otherwise terminated.

26.	SEC Compliance

26.1.1	The Parties acknowledge and agree that SGD is a Delaware publicly traded corporation subject to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, the Parties represent and warrant that nothing in this Agreement, nor any of the activities or purposes contemplated herein, shall be construed or implemented in a manner that would result in a violation of any SEC rules, regulations, or reporting requirements applicable to SGD. The Parties agree to cooperate fully with SGD in ensuring that all aspects of this Agreement comply with all applicable securities laws, and to provide any information or documentation as may be reasonably requested by SGD to fulfill its SEC obligations. Any breach of this provision shall constitute a material breach of this Agreement, entitling SGD to all available remedies at law or equity, including, but not limited to, immediate termination of this Agreement.

27.	Miscellaneous Partition.

27.1.1	The Joint Venturers hereby mutually waive any right of partition which they may have with respect to the Joint Venture and any noncash assets of the Joint Venture.

28.	Fees and Commissions.

28.1.1	Each Joint Venturer hereby represents and warrants to the other that it has not incurred or obligated the Joint Venture for any brokerage, finder’s or other similar fees or commissions in connection with the transactions covered by this Agreement or in connection with acquiring the Joint Venture or forming this Joint Venture. Each Joint Venturer hereby agrees to indemnify and hold harmless the other from and against all liabilities, costs, damages and expenses from any breach or alleged breach of the foregoing representation.

29.	Waiver.

29.1.1	Failure on the part of either Joint Venturer to complain of any act of the other Joint Venturer or to declare the other Joint Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver by such Joint Venturer of its rights hereunder. No waiver of, or consent to, any breach or default shall be deemed or construed to be a waiver of, or consent to, any future breach or default.

30.	Severability.

30.1.1	If any provision of this Agreement or the application thereof shall be determined by a court of competent jurisdiction to be invalid and unenforceable, the remainder of this Agreement and the application of the other provisions herein contained shall not be affected thereby, and all such other provisions shall remain effective and in force and shall be enforced to the fullest extent permitted by law.

31.	Binding Effect.

31.1.1	This Agreement shall inure to the benefit of and be binding upon the Joint Venturers, and their heirs, successors and assigns.

32.	Duplicate Originals.

32.1.1	This Agreement may be executed in duplicate, with each such duplicate to be considered an original for all purposes.

33.	Construction of Agreement.

33.1.1	(a) The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof. (b) As used herein, the word “person” shall include the individuals, corporations, partnerships and other entities of any type. In this Agreement, the use of any gender shall be applicable to all genders, and the singular shall include the plural, and the plural shall include the singular.

34.	Other Activities of Joint Venturers.

34.1.1	Any Joint Venturer may engage in other business ventures of every nature and neither the Joint Venture nor the other Joint Venturer shall have any right in such independent ventures, or the income and profits derived therefrom.

35.	Entire Agreement.

35.1.1	This Agreement is intended by the Joint Venturers to be the final expression of their agreement and the complete and exclusive statement of the terms thereof, notwithstanding any representations or statements to the contrary heretofore made.

36.	Amendments.

36.1.1	This Agreement may be amended by the Parties hereto at any time prior; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

37.	Governing Law; Consent to Personal Jurisdiction.

37.1.1	This Agreement will be governed by the laws of the State of Texas without regard for conflicts of laws principles. Each Joint Venturer hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit filed there against any party to this Agreement by any other party to this Agreement concerning the Joint Venture or any matter arising from or relating to this Agreement.

IN WITNESS WHEREOF, the Joint Venturers have signed and sealed this Agreement.

Executed by the Joint Venturers named above with the intent of being legally bound.

By:	Date: 9/2/2024
Safe and Green Development Corporation (“SGD”)

By:	Date: 9/2/2024
Properties by Milk & Honey (“Milk & Honey”)

Exhibit A

(Land Description)